As filed with the Securities and Exchange Commission on February 19, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Seanergy Maritime Holdings Corp.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
166 74 Glyfada
Athens, Greece
Tel: +30 213 0181507
(Address and telephone number of Registrant’s principal executive offices)
With copy to:
Will Vogel
Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
(212) 922-2200 (telephone number)
(212) 922-1512 (facsimile number)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680 (Phone)
(302) 738-7210 (Fax)
(Name, Address and telephone number of agent for service)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common shares, par value $0.0001 per share	7,031,183	$	$
Common shares, par value $0.0001 per share, underlying a pre-funded common share purchase warrant	955,730	$	$
Common shares, par value $0.0001 per share, underlying a common share purchase warrant	7,986,913	$	$
Common shares, par value $0.0001 per share, underlying notes convertible into common shares	32,262,501	$	$
Total	48,236,327	$76,695,760	$8,368
(1)
The common shares, including those issuable upon the exercise of a warrant and a pre-funded warrant to purchase common shares and upon conversion of convertible notes, are being registered for sale by the selling shareholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered include such indeterminate number of common shares as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar events.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices of the registrant’s common shares as reported on the Nasdaq Capital Market on February 18, 2021, a date within five business days prior to the filing of this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2021
PROSPECTUS
7,031,183 Common Shares
955,730 Common Shares Issuable upon Exercise of
an Outstanding Pre-Funded Warrant
7,986,913 Common Shares Issuable upon Exercise of
an Outstanding Common Share Purchase Warrant
32,262,501 Common Shares Issuable upon Conversion of
Outstanding Convertible Notes

Seanergy Maritime Holdings Corp.
This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” or the Selling Shareholders, of an aggregate of up to 48,236,327 of our common shares, consisting of: (i) 7,031,183 common shares, par value $0.0001 per share, issued on January 8, 2021, (ii) 955,730 common shares issuable upon exercise of a pre-funded common share purchase warrant to purchase common shares at an exercise price of $0.0001 per common share, (iii) 7,986,913 common shares issuable upon exercise of a common share purchase warrant to purchase common shares at an exercise price of $0.70 per common share, and (iv) 32,262,501 common shares issuable upon conversion of certain outstanding convertible promissory notes, at a conversion price of $1.20 per common share.
We are not selling any common shares under this prospectus and will not receive any proceeds from the sale of common shares by the Selling Shareholders. We may receive proceeds from the cash exercise of the warrant and pre-funded warrant which, if exercised in cash with respect to all of the 8,942,643 common shares, would result in gross proceeds of approximately $5,590,935 to us. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares.
The Selling Shareholders may sell the common shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The common shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.
Our common shares are listed on the Nasdaq Capital Market under the symbol “SHIP”. On February 18, 2021, the last reported sale price of our common shares on the Nasdaq Capital Market was $1.50 per share. Recently, the trading price of our common shares has increased significantly, which we believe is primarily attributable to the announcement of certain debt restructuring transactions in January 2021, including the Jelco Transactions described herein, our regaining compliance, on February 11, 2021, with Nasdaq listing rules concerning the minimum bid price of our common stock, and positive developments in the Capesize market, which is our area of operations. On December 31, 2020, the closing price of our common shares on the Nasdaq Capital Market was $0.5376 per share, as compared to $2.26, which was the closing price on February 16, 2021. There is a potential for rapid and substantial decreases in the price of our common shares, including decreases unrelated to our operating performance or prospects.
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 10, and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2021.

i

ABOUT THIS PROSPECTUS
As permitted under the rules of the U.S. Securities and Exchange Commission, or the Commission, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Seanergy Maritime Holdings Corp., 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece. Our telephone number is +30 213 01815071. See “Where You Can Find More Information.”
You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the Selling Shareholders have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.
We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled “Risk Factors”. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:
•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;
•	changes in seaborne and other transportation patterns;
•	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;
•	changes in the number of newbuildings under construction in the dry bulk shipping industry;
•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan or financing arrangements covenants;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our expanded fleet;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;
•
changes in our ability to leverage the relationships and reputation in the dry bulk shipping industry of V.Ships Limited, or V.Ships, and V.Ships Greece Ltd., or V.Ships Greece, our technical managers, and Fidelity Marine Inc., or Fidelity, our commercial manager;

•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;
•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;
•	loss of our customers, charters or vessels;

•	damage to our vessels;
•	potential liability from future litigation and incidents involving our vessels;
•	our future operating or financial results;
•	acts of terrorism, other hostilities, pandemics or other calamities (including, without limitation, the worldwide novel coronavirus, or COVID-19, outbreak);
•	risks associated with the length and severity of the ongoing COVID-19 outbreak, including its effects on demand for dry bulk products, crew changes and the transportation thereof;
•	changes in global and regional economic and political conditions;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry;
•	our ability to continue as a going concern; and
•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. Certain of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside of the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.
v

PROSPECTUS SUMMARY
This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2019.
Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “Seanergy,” “we,” “us” and “our” refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and “Seanergy Maritime Holdings Corp.” refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.
Overview
We are Seanergy Maritime Holdings Corp., an international shipping company specializing in the worldwide seaborne transportation of dry bulk commodities, primarily iron ore and coal. Our fleet currently consists of eleven modern-design Capesize vessels. We are the only pure-play Capesize shipping company listed in the U.S. capital markets. We believe we have established a reputation in the international dry bulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. Our management team is comprised of executives with extensive experience operating large and diversified fleets, who have strong relationships with a growing number of international charterers.
We manage our vessels’ operations, insurances, claims and bunkering and have the general supervision of our third-party technical and commercial managers. Pursuant to technical management agreements with our vessel owning or operating subsidiaries, V.Ships and V.Ships Greece, both independent third parties, provide technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Fidelity, an independent third party, provides exclusive commercial management services for all of the vessels in our fleet pursuant to a commercial management agreement with Seanergy Management Corp., or Seanergy Management, our wholly-owned ship managing subsidiary. Seanergy Management provides us with certain other management services. Seanergy Shipmanagement Corp., our wholly owned ship management subsidiary, provides certain technical management services to the Leadership and the Goodship.
Our Fleet
Our Current Fleet
As of the date of this prospectus, we operate a fleet of 11 Capesize vessels, with a cargo-carrying capacity of approximately 1,926,117 dwt and an average age of approximately 12 years.
The following table lists the vessels in our fleet as of the date of this prospectus supplement:
Vessel Name	Vessel Class	Capacity (DWT)	Year Built	Yard	Employment
Partnership	Capesize	179,213	2012	Hyundai	T/C Index Linked(1)
Championship	Capesize	179,238	2011	Sungdong	T/C Index Linked(2)
Lordship	Capesize	178,838	2010	Hyundai	T/C Index Linked(3)
Premiership	Capesize	170,024	2010	Sungdong	T/C Index Linked(4)
Squireship	Capesize	170,018	2010	Sungdong	T/C Index Linked(5)
Knightship	Capesize	178,978	2010	Hyundai	T/C Index Linked(6)
Gloriuship	Capesize	171,314	2004	Hyundai	T/C Index Linked(7)
Geniuship	Capesize	170,058	2010	Sungdong	Voyage Charter(8)

Vessel Name	Vessel Class	Capacity (DWT)	Year Built	Yard	Employment
Fellowship	Capesize	179,701	2010	Daewoo	Voyage Charter(9)
Goodship	Capesize	177,536	2005	Mitsui Engineering	Voyage Charter
Leadership	Capesize	171,199	2001	Koyo – Imabari	Voyage Charter
TOTAL		1,926,117
(1)
This vessel is chartered by a major European utility and energy company and was delivered to the charterer on September 11, 2019, for a period of minimum 33 to maximum 37 months with an optional period of about 11 to maximum 13 months. The net daily charter hire is calculated at an index linked rate based on the 5 T/C routes of the Baltic Capesize Index (“BCI”). In addition, the time charter provides the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months based on the Capesize Forward Freight Agreement Rate (“FFA”) for the selected period.

(2)
This vessel is chartered by Cargill. The vessel was delivered to the charterer on November 7, 2018 for a period of employment of 60 months, with an additional period of about 24 to about 27 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the 5 T/C routes of the BCI plus a daily scrubber premium of $1,740 net. In addition, the time charter provides the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months based on the Capesize FFA for the selected period.

(3)
This vessel is chartered by a major European utility and energy company and was delivered to the charterer on August 4, 2019, for a period of minimum 33 to maximum 37 months with an additional period of about 11 to maximum 13 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the 5 T/C routes rate of the BCI plus a net daily scrubber premium of $3,735 until May 2021. In addition, the time charter provides the option to convert the index linked rate to a fixed rate for a period of between 3 and 12 months based on the Capesize FFA for the selected period.

(4)
This vessel is chartered by Glencore and was delivered to the charterer on November 29, 2019 for a period of minimum 36 to maximum 42 months with two additional periods of minimum 11 to maximum 13 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the 5 T/C routes rate of the BCI plus a net daily scrubber premium of $2,055.

(5)
This vessel is chartered by Glencore and was delivered to the charterer on December 19, 2019 for a period of minimum 36 to maximum 42 months with two additional periods of minimum 11 to maximum 13 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the 5 T/C routes rate of the BCI plus a net daily scrubber premium of $2,055.

(6)
This vessel is chartered by Glencore and was delivered to the charterer on May 15, 2020 for a period of about 36 to about 42 months with two additional periods of minimum 11 to maximum 13 months at the charterer’s option. The net daily charter hire is calculated at an index linked rate based on the 5 T/C routes rate of the BCI.

(7)
This vessel is chartered by Pacbulk, a dry bulk charter operator, and was delivered to the charterer on April 23, 2020 for a period of about 10 to about 14 months. On December 22, 2020 a second extension period was agreed up to minimum January 1, 2022 to maximum April 30, 2022. The net daily charter hire is calculated at an index linked rate based on the five T/C routes of the BCI. In addition, the time charter provides the option to convert the index linked rate to a fixed rate for a period of minimum 3 to maximum 12 months based on the Capesize FFA for the selected period.

(8)
This vessel has been fixed on T/C with Pacbulk and will be delivered to the charterer between March 1, 2021 and April 30, 2021 for a period of about 10 to about 14 months from the delivery date. The net daily charter hire is calculated at an index linked rate based on the five T/C routes of the BCI. In addition, the time charter provides the option to convert the index linked rate to a fixed rate for a period of minimum 3 to maximum 12 months based on the Capesize FFA for the selected period.

(9)
This vessel has been fixed on T/C with Anglo American, a leading global mining company, and will be delivered to the charterer in the beginning of Q2 2021 for a period of minimum 12 to maximum 15 months from the delivery date. The net daily charter hire is calculated at an index linked rate based on the five T/C routes of the BCI. In addition, the time charter provides the option to convert the index linked rate to a fixed rate for a period of minimum 3 to maximum 12 months based on the Capesize FFA for the selected period.

Recent Developments
UniCredit Bank AG Extension and Amendments
On February 8, 2021, we entered into a supplemental agreement to the facility with UniCredit Bank AG secured by two of our Capesize vessels, the M/V Fellowship and the M/V Premiership. Pursuant to the supplemental agreement, (i) the maturity date of the facility was extended from December 29, 2020 to December 29, 2022, (ii) compliance with each of the Leverage Ratio and EBITDA to Net Interest Expense Ratio (each as defined therein) was waived retrospectively from the period that commenced June 30, 2020 through the maturity date, (iii) compliance with the Security Cover Ratio (as defined therein) was waived retrospectively from the period that commenced December 31, 2019 through the maturity date, (iv) the quarterly installments were reduced from $1.55 million to $1.2 million, effective as of the December 2020 installment and (iv) the applicable margin was increased from 3.2% to 3.5% with effect from December 29, 2020 until the maturity of the facility. The supplemental agreement became effective on February 9, 2021 following satisfaction of certain standard conditions precedent.
Amsterdam Trade Bank N.V. Amendments
On February 12, 2021, we entered into a supplemental agreement to the facility with Amsterdam Trade Bank N.V. secured by one of our Capesize vessels, the M/V Partnership. Pursuant to the supplemental agreement, (i) the Leverage Ratio (as defined therein) was amended to 85% from 75% previously, for the remaining duration of the facility, (ii) compliance with the EBITDA to Net Interest Expense Ratio (as defined therein) was waived for the period commencing June 30, 2020 through the maturity date and (iii) the Minimum required security cover (as defined therein) was amended to (a) 140% through and including June 30, 2021, (b) 145% during the period commencing July 1, 2021 through and including December 31, 2021 and (c) 150% thereafter and until the maturity of the loan. The supplemental agreement became effective on February 16, 2021 following satisfaction of certain standard conditions precedent.
Jelco Delta Holding Corp. (“Jelco”) Extensions and Amendments
On December 30, 2020, we entered into definitive documentation with Jelco, our junior creditor and a former affiliate of the Company, pursuant to which all maturities under the various loan facilities and convertible notes provided by Jelco were extended to December 2024. In connection with this transaction, we issued common shares, a pre-funded common share purchase warrant, and a common share purchase warrant to Jelco on January 8, 2021. These common shares, and the common shares underlying the pre-funded warrant and the warrant, along with common shares underlying certain outstanding convertible promissory notes held by Jelco, are being registered for resale, from time to time, pursuant to the registration statement of which this prospectus forms a part. Please see the section of this prospectus entitled “The Jelco Transactions.”
Vessel Acquisition
On February 12, 2021, we entered into a definitive agreement with an unaffiliated third party to purchase a Capesize vessel (the “Vessel”). The Vessel was built in 2006 at a reputable shipyard in Japan, has a cargo-carrying capacity of approximately 177,000 deadweight tons and shall be renamed M/V Tradership. The Vessel is expected to be delivered by the second quarter of 2021, subject to the satisfaction of certain customary closing conditions. Following her delivery, the size of our fleet will increase to 12 Capesize vessels with an aggregate cargo capacity of approximately 2,103,042 dwt and an average age of approximately 12.2 years. The gross purchase price of $17 million is expected to be funded with cash on hand.
Corporate Information
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our registered address is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office is located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece. Our principal executive office telephone number is +30 213 0181507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING
Common shares outstanding
154,859,455 common shares
Common shares offered by the Selling Shareholders
An aggregate of up to 48,236,327 of our common shares, consisting of: (i) 7,031,183 common shares, par value $0.0001 per share, issued on January 8, 2021, (ii) 955,730 common shares issuable upon exercise of a pre-funded common share purchase warrant to purchase common shares at an exercise price of $0.0001 per common share, (iii) 7,986,913 common shares issuable upon exercise of a common share purchase warrant to purchase common shares at an exercise price of $0.70 per common share, and (iv) 32,262,501 common shares issuable upon conversion of certain outstanding convertible promissory notes, at a conversion price of $1.20 per common share.
Terms of the offering
The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the common shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.
Use of proceeds
The Selling Shareholders will receive all of the proceeds from the sale of any common shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the common shares by the Selling Shareholders.
However, we will receive proceeds from the cash exercise of the common share purchase warrant and pre-funded common share purchase warrant which, if exercised in cash with respect to all of the 8,942,643 common shares underlying such warrants, would result in gross proceeds of approximately $5,590,935 to us. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares.
See “Use of Proceeds” in this prospectus.
Listing
Our common shares, Class A Warrants, and Class B Warrants are listed on the Nasdaq Capital Market under the symbols “SHIP”, “SHIPW”, and “SHIPZ”, respectively.
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 10, and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

The number of our common shares issued and outstanding as shown above is based on 154,859,455 common shares issued and outstanding on February 19, 2021 and excludes, as of such date:
•
47,916 common shares issuable upon the exercise of outstanding Class A warrants at an exercise price of $480.00 per share, which warrants trade on the Nasdaq Capital Market under the ticker symbol “SHIPW” and expire in December 2021;

•
301,875 common shares issuable upon the exercise of outstanding Class B warrants at an exercise price of $16.00 per share, which warrants trade on the Nasdaq Capital Market under the ticker symbol “SHIPZ” and expire in May 2022;

•	113,970 common shares issuable upon the exercise of Class B warrants issued to Jelco pursuant to a Securities Purchase Agreement dated May 9, 2019, at an exercise price of $16.00 per share;
•
13,125 common shares issuable upon the exercise of a representative’s warrant issued to Maxim Group LLC in connection with our public offering which closed on May 13, 2019, at an exercise price per share of $16.00, which warrant expires in May 2022;

•
110,281 common shares issuable upon the exercise of a representative’s warrant issued to Maxim Group LLC in connection with our public offering which closed on April 2, 2020, at an exercise price per share of $3.40, which warrant expires in March 2023;

•
273,046 common shares issuable upon the exercise of outstanding Class D warrants at an exercise price of $1.60 per share, which warrants were issued in our public offering which closed on April 2, 2020 and expire in April 2025;

•
9,133,141 common shares issuable upon the exercise of outstanding Class E Warrants at an exercise price of $0.70 per share, which warrants were issued in our underwritten public offering which closed on August 20, 2020 and which expire in August 2025;

•
32,262,501 common shares, registered for resale hereunder, issuable upon the conversion of outstanding convertible promissory notes that we issued to Jelco, at a conversion price of $1.20 per common share;

•
7,986,913 common shares, registered for resale hereunder, issuable upon the exercise of the common share purchase warrant that we issued to Jelco on January 8, 2021, at an exercise price of $0.70 per common share, which expires in January 2026;

•
955,730 common shares, registered for resale hereunder, issuable upon the exercise of the pre-funded common share purchase warrant that we issued to Jelco on January 8, 2021, at an exercise price of $0.0001 per common share; and

•
8,571,428 common shares, which could be issued upon the exercise by Jelco of an option (on or before 45 days after the effectiveness of this prospectus), to purchase up to 4,285,714 additional units at a price of $0.70 per unit, each unit to immediately separate upon its issuance into one common share and one warrant to purchase a common share, in exchange for the forgiveness of principal under the Second Jelco Loan Facility in an amount equal to the aggregate purchase price of the units, and upon the subsequent exercise by Jelco of the warrants issued.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The information set forth below should be read in conjunction with “Capitalization” and our audited consolidated financial statements and related notes incorporated by reference herein.
We derived the following consolidated financial data for the years ended as of December 31, 2019 and 2018 and the three years then ended from our audited consolidated financial statements, as presented in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. The selected historical consolidated financial information as of December 31, 2017, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is derived from our audited consolidated financial statements that are not included in or incorporated by reference into this prospectus. We derived the following consolidated financial data for the six months ended June 30, 2020 and 2019 and as of June 30, 2020 from our unaudited interim consolidated financial statements that are incorporated by reference in this prospectus. Operating results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2020.
On January 7, 2016, we effected a 1-for-5 reverse split of our common shares. The reverse stock split became effective and our common shares began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on January 8, 2016. On March 19, 2019, we effected a 1-for-15 reverse split of our common shares. The reverse stock split became effective and our common shares began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on March 20, 2019. On June 30, 2020, we effected a 1-16 reverse stock split of our common shares. The reverse stock split became effective and our common shares began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on June 30, 2020. As a result of these reverse stock splits, there was no change in the number of authorized shares or the par value of our common shares. All share and per share amounts disclosed herein give effect to these reverse stock splits retroactively, for all periods presented.
Based on our audited consolidated financial statements:
(Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.)
	Year Ended December 31,
	2019	2018	2017	2016	2015
Statement of Income Data:
Vessel revenue, net	86,499	91,520	74,834	34,662	11,223
Voyage expenses	(36,641)	(40,184)	(34,949)	(21,008)	(7,496)
Vessel operating expenses	(18,980)	(20,742)	(19,598)	(14,251)	(5,639)
Management fees	(989)	(1,042)	(1,016)	(895)	(336)
General and administration expenses	(5,989)	(6,500)	(5,081)	(4,134)	(2,804)
General and administration expenses - related party	—	—	—	—	(70)
Loss on bad debts	—	—	—	—	(30)
Amortization of deferred dry-docking costs	(844)	(634)	(870)	(556)	(38)
Depreciation	(11,016)	(10,876)	(10,518)	(8,531)	(1,865)
Impairment loss	—	(7,267)	—	—	—
Operating income / (loss)	12,040	4,275	2,802	(14,713)	(7,055)
Interest and finance costs	(15,216)	(16,415)	(12,277)	(7,235)	(1,460)
Interest and finance costs - related party	(8,629)	(8,881)	(5,122)	(2,616)	(399)
Gain on debt refinancing	—	—	11,392	—	—
Interest and other income	213	83	47	20	—
Foreign currency exchange losses, net	(52)	(104)	(77)	(45)	(42)
Total other expenses, net	(23,684)	(25,317)	(6,037)	(9,876)	(1,901)
Net loss before taxes	(11,644)	(21,042)	(3,235)	(24,589)	(8,956)
Income taxes	(54)	(16)	—	(34)	—
Net loss	(11,698)	(21,058)	(3,235)	(24,623)	(8,956)
Net loss per common share
Basic and diluted	(12.21)	(134.39)	(21.66)	(287.52)	(199.51)
Weighted average common shares outstanding
Basic and diluted	958,298	156,693	149,357	85,638	44,889

	As of December 31,
	2019	2018	2017	2016	2015
Balance Sheet Data:
Total current assets	21,927	16,883	19,498	22,329	8,278
Vessels, net	253,781	243,214	254,730	232,109	199,840
Total assets	282,551	267,562	275,705	257,534	209,352
Total current liabilities, including current portion of long-term debt and other financial liabilities	237,281	36,263	34,460	21,230	9,250
Total liabilities	252,693	246,259	234,392	226,702	186,068
Common stock	3	—	—	—	—
Total stockholders’ equity	29,858	21,303	41,313	30,832	23,284
Shares issued and outstanding as at December 31,	1,681,253	166,639	154,081	141,968	81,343
	Year Ended December 31,
	2019	2018	2017	2016	2015
Cash Flow Data:
Net cash provided by (used in) operating activities	13,108	5,723	2,782	(15,339)	(4,737)
Net cash used in investing activities	(12,349)	(8,827)	(32,992)	(40,779)	(201,684)
Net cash provided by (used in) financing activities	6,351	(491)	25,341	68,672	206,902
Net increase / (decrease) in cash and cash equivalents and restricted cash	7,110	(3,595)	(4,869)	12,554	481
Based on our unaudited interim consolidated financial statements:
(Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.)
	Nine months ended September 30,
	2020	2019
Revenues:
Vessel revenue, net	43,032	58,730

Expenses:
Voyage expenses	(13,930)	(28,023)
Vessel operating expenses	(16,141)	(13,842)
Management fees	(773)	(742)
General and administrative expenses	(4,682)	(4,191)
Depreciation and amortization	(11,143)	(8,662)
Operating (loss) / income	(4,637)	3,270
Other expenses:
Interest and finance costs, net	(16,540)	(18,009)
Gain on debt refinancing	5,150	—
Other, net	(10)	(57)
Total other expenses, net:	(11,400)	(18,066)
Net loss	(16,037)	(14,796)

Net loss per common share, basic and diluted	(0.73)	(20.64)
Weighted average number of common shares outstanding, basic and diluted	21,863,024	716,844

Performance Indicators
	Nine months ended September 30,
	2020	2019
Fleet Data:
Ownership days(1)	2,795	2,730
Available days(2)	2,743	2,579
Operating days(3)	2,737	2,558
Fleet utilization(4)	97.9%	93.7%

Average Daily Results:
TCE rate(5)	$10,267	$12,004
Daily Vessel Operating Expenses(6)	$5,573	$5,032
1)
Ownership days are the total number of calendar days in a period during which we owned or chartered in on bareboat basis each vessel in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

2)
Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings, lay-up or special or intermediate surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels are available to generate revenues. During the nine months ended September 30, 2020, we incurred 52 off-hire days for one vessel scrubber installation. During the nine months ended September 30, 2019, we incurred 151 off-hire days for two vessel surveys and scrubber installation on three of our vessels.

3)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. Operating days include the days that our vessels are in ballast voyages without having fixed their next employment. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels could actually generate revenues. During the nine months ended September 30, 2020, we incurred 6 off-hires days due to other unforeseen circumstances. During the nine months ended September 30, 2019, we incurred 21 off-hires days due to other unforeseen circumstances.

4)	Fleet utilization is the percentage of time that our vessels were generating revenues and is determined by dividing operating days by ownership days for the relevant period.
5)
Time Charter Equivalent, or TCE rate is defined as our net revenue less voyage expenses during a period divided by the number of our operating days during the period. Voyage expenses include port charges, bunker expenses, canal charges and other commissions. We include TCE rate, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with net revenues from vessels, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rate may not be comparable to that reported by other companies. The following table reconciles our net revenues to TCE rate.

	Nine months ended September 30,
	2020	2019
(In thousands of US Dollars, except operating days and TCE rate)
Net revenues from vessels	$42,032	$58,730

Voyage expenses	$(13,930)	$(28,023)
Net operating revenues	$28,102	$30,707
Operating days	2,737	2,558
Daily time charter equivalent rate	$10,267	$12,004
6)
Vessel operating expenses include crew costs, provisions, deck and engine stores, lubricants, insurance, maintenance and repairs. Daily Vessel Operating Expenses are calculated by dividing vessel operating expenses by ownership days for the relevant time periods. We include Daily Vessel Operating Expenses, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with vessel operating expenses, the most directly comparable U.S. GAAP measure, because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of Daily Vessel Operating Expenses may not be comparable to that reported by other companies. The following table reconciles our vessel operating expenses to Daily Vessel Operating Expenses.

	Nine months ended September 30,
	2020	2019
(In thousands of US Dollars, except ownership days and Daily Vessel Operating Expenses)
Vessel operating expenses	$16,141	$13,842
Less: Pre-delivery expenses	565	104
Vessel operating expenses before pre-delivery expenses	$15,576	$13,738
Ownership days	2,795	2,730
Daily Vessel Operating Expenses	$5,573	$5,032
	Nine months ended September 30,
	2020	2019
EBITDA reconciliation:
Net loss	$(16,037)	$(14,796)
Add: Interest and finance costs, net	16,540	18,009
Add: Depreciation and amortization	11,143	8,662
Add: Taxes	—	32
EBITDA(1)	$11,646	$11,907
Less: Gain on debt refinancing	(5,150)	—
Adjusted EBITDA(1)	$6,496	$11,907
(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents EBITDA adjusted to exclude the non-recurring gain on debt refinancing, which the Company believes is not indicative of the ongoing performance of its core operations. EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP. EBITDA and Adjusted EBITDA are presented as we believe that these measures are useful to investors as widely used means of evaluating operating profitability. EBITDA and Adjusted EBITDA as presented here may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to, financial measures prepared in accordance with U.S. GAAP.

As of September 30, 2020
Balance Sheet Data:
Total current assets	40,427
Vessels, net	259,964
Total assets	307,635
Total current liabilities, including current portion of long-term debt and other financial liabilities	41,403
Total liabilities	221,180
Common stock	7
Total stockholders’ equity	86,455
Shares issued and outstanding	66,314,985
	Nine months ended September 30,
	2020	2019
Cash Flow Data:
Net cash (used in) provided by operating activities	(14,612)	7,424
Net cash used in investing activities	(19,220)	(8,320)
Net cash provided by financing activities	53,098	8,850
Net increase in cash and cash equivalents and restricted cash	19,266	7,954

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, and as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to this prospectus, we may include additional risk factors relevant to such securities in future filings.
Risks Relating to Our Common Shares
The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market to resell our common shares.
The market price of our common shares has been and may in the future be subject to significant price and volume fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:
•	quarterly variations in our results of operations;
•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•	changes in earnings estimates or the publication of research reports by analysts;
•	speculation in the press or investment community about our business or the shipping industry generally;
•	strategic actions by us or our competitors such as acquisitions or restructurings;
•	a thin trading market for our common shares, which makes it somewhat illiquid;
•	regulatory developments;
•	additions or departures of key personnel;
•	general market conditions; and
•	domestic and international economic, market and currency factors unrelated to our performance.
Recently, the trading price of our common shares has increased significantly, which we believe is primarily attributable to the announcement of certain debt restructuring transactions in January 2021, including the Jelco Transactions described herein, our regaining compliance, on February 11, 2021, with Nasdaq listing rules concerning the minimum bid price of our common stock, and positive developments in the Capesize market, which is our area of operations. On December 31, 2020, the closing price of our common shares on the Nasdaq Capital Market was $0.5376 per share, as compared to $2.26, which was the closing price on February 16, 2021. In addition, there has been volatility in our intra-day common share price. For example, the high and low intra-day prices on February 10, 2021 were $1.45 and $1.01, respectively. As a result, there is a potential for rapid and substantial decreases in the price of our common shares, including decreases unrelated to our operating performance or prospects.
The stock markets in general, and the markets for dry bulk shipping and shipping stocks in particular, have experienced extreme volatility. These broad market fluctuations may significantly affect the trading price of our common shares in a manner inconsistent with our actual operating performance or prospects.
Additionally, there is no guarantee of a continuing public market to resell our common shares. Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012, our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.
On July 15, 2019, we received written notification from the Nasdaq Stock Market, indicating that because the closing bid price of our common stock for 30 consecutive business days, from May 31, 2019 to July 12, 2019, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the

applicable grace period to regain compliance was 180 days, or until January 13, 2020. On January 14, 2020, we received written notification from the Nasdaq Stock Market, indicating that we were granted an additional 180-day grace period, until July 13, 2020, to cure our non-compliance with Nasdaq Listing Rule 5550(a)(2). We received written notification from the Nasdaq Stock Market dated April 17, 2020, granting an extension of the grace period to cure such non-compliance from July 13, 2020 to September 25, 2020. The extension was granted as part of Nasdaq’s determination to toll the compliance periods for all public companies, not meeting the continued listing requirements, such as the bid price requirement, due to the extraordinary market conditions and unprecedented turmoil in U.S financial markets. On June 30, 2020, we conducted a 1-for-16 reverse stock split. On July 15, 2020, the Nasdaq Stock Market confirmed that we regained compliance with Nasdaq Listing Rule 5550(a)(2) concerning the minimum bid price of the Company’s common stock.
On September 30, 2020, we again received written notification from the Nasdaq Stock Market indicating that because the closing bid price of our common stock for 30 consecutive business days, from August 18, 2020 to September 29, 2020, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, we were not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until March 29, 2021. On February 11, 2021, the Nasdaq Stock Market confirmed that we regained compliance with Nasdaq Listing Rule 5550(a)(2) concerning the minimum bid price of the Company’s common stock and this matter is now closed.
A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to further price volatility in our common shares.
Investors may purchase our common shares to hedge existing exposure in our common shares or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our common shares may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to the performance or prospects of our company.
We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders’ ownership interests and may depress the market price of our common shares.
We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.
Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:
•	our existing shareholders’ proportionate ownership interest in us would decrease;
•	the proportionate amount of cash available for dividends payable on our common shares could decrease;
•	the relative voting strength of each previously outstanding common share could be diminished; and
•	the market price of our common shares could decline.
In addition, as of February 19, 2021, we may be obliged to issue additional common shares pursuant to the terms of outstanding warrants and convertible notes as follows:
•
47,916 common shares issuable upon the exercise of outstanding Class A warrants at an exercise price of $480.00 per share, which warrants trade on the Nasdaq Capital Market under the ticker symbol “SHIPW” and expire in December 2021;

•
301,875 common shares issuable upon the exercise of outstanding Class B warrants at an exercise price of $16.00 per share, which warrants trade on the Nasdaq Capital Market under the ticker symbol “SHIPZ” and expire in May 2022;

•	113,970 common shares issuable upon the exercise of Class B warrants issued to Jelco pursuant to a Securities Purchase Agreement dated May 9, 2019, at an exercise price of $16.00 per share;
•
13,125 common shares issuable upon the exercise of a representative’s warrant issued to Maxim Group LLC in connection with our public offering which closed on May 13, 2019, at an exercise price per share of $16.00, which warrant expires in May 2022;

•
110,281 common shares issuable upon the exercise of a representative’s warrant issued to Maxim Group LLC in connection with our public offering which closed on April 2, 2020, at an exercise price per share of $3.40, which warrant expires in March 2023;

•
273,046 common shares issuable upon the exercise of outstanding Class D warrants at an exercise price of $1.60 per share, which warrants were issued in our public offering which closed on April 2, 2020 and expire in April 2025;

•
9,133,141 common shares issuable upon the exercise of outstanding Class E Warrants at an exercise price of $0.70 per share, which warrants were issued in our underwritten public offering which closed on August 20, 2020 and which expire in August 2025;

•
32,262,501 common shares, registered for resale hereunder, issuable upon the conversion of outstanding convertible promissory notes that we issued to Jelco, at a conversion price of $1.20 per common share;

•
7,986,913 common shares, registered for resale hereunder, issuable upon the exercise of the common share purchase warrant that we issued to Jelco on January 8, 2021, at an exercise price of $0.70 per common share, which expires in January 2026;

•
955,730 common shares, registered for resale hereunder, issuable upon exercise of the common share purchase pre-funded warrant that we issued to Jelco on January 8, 2021, at an exercise price of $0.0001 per common share; and

•
8,571,428 common shares, which could be issued upon the exercise by Jelco of an option (on or before 45 days after the effectiveness of the registration statement of which this prospectus forms a part), to purchase up to 4,285,714 additional units at a price of $0.70 per unit, each unit to immediately separate upon its issuance into one common share and one warrant to purchase a common share, in exchange for the forgiveness of principal under the Second Jelco Loan Facility in an amount equal to the aggregate purchase price of the units, and upon the subsequent exercise by Jelco of the warrants issued.

Our issuance of additional common shares upon the exercise of such warrants and convertible notes would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant or note holders, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and, depending on our share price when and if these warrants or notes are exercised, may result in dilution to our shareholders.
Future issuances or sales, or the potential for future issuances or sales, of our common shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.
We have issued a significant number of our common shares and may do so in the future. Shares to be issued pursuant to the exercise of our outstanding warrants could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.
The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.

The declaration and payment of dividends will always be subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.
The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.
Further, Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in any anticipated amount or at all.
Anti-takeover provisions in our restated articles of incorporation and third amended and restated bylaws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Several provisions of our restated articles of incorporation and third amended and restated bylaws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
These provisions:
•	authorize our board of directors to issue “blank check” preferred stock without shareholder approval;
•	provide for a classified board of directors with staggered, three-year terms;
•	require a super-majority vote in order to amend the provisions regarding our classified board of directors; and
•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director.
These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.
Issuance of preferred shares may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.
Our restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders’ approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and our shareholders’ ability to realize any potential change of control premium.

Risks Relating to Our Company
Our loan agreements and other financing arrangements contain, and we expect that other future loan agreements and financing arrangements will contain, restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations. In addition, because of the presence of cross-default provisions in our loan agreements and financing arrangements, a default by us under one loan could lead to defaults under multiple loans and financing arrangements.
Our loan agreements and other financing arrangements contain, and we expect that other future loan agreements and financing arrangements will contain, customary covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.
As a result of these restrictions, we may need to seek permission from our lenders and other financing counterparties in order to engage in some corporate actions. Our lenders’ and other financing counterparties’ interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.
A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements, could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements (the market values of dry bulk vessels have generally experienced high volatility). In the event of a default that we cannot remedy, our lenders and other financing counterparties could then accelerate their indebtedness and foreclose on the respective vessels in our fleet. The loss of any of our vessels could have a material adverse effect on our business, results of operations and financial condition.
Because of the presence of cross-default provisions in our loan agreements, a default by us under a loan and the refusal of any one lender to grant or extend a waiver could result in the acceleration of our indebtedness under our other loans. A cross-default provision means that if we default on one loan, we would then default on our other loans containing a cross-default provision.
In the recent past, we have obtained waivers, deferrals and amendments of certain financial covenants, payment obligations and events of default under our loan facilities with our lenders, as previously disclosed. However, there can be no assurance that we will obtain similar waivers and deferrals from our lenders in the future, if needed, as we have obtained in the past.
For more information regarding our obligations under our current loan facilities, please see the sections entitled “Liquidity and Capital Resources” and “Description of Indebtedness” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2020, filed on Form 6-K on August 6, 2020, and the description of the amendments to certain of our loan facilities included in the reports on Form 6-K filed on January 15, 2021 and February 16, 2021, in each case incorporated by reference herein.
Our independent auditors have expressed doubt about our ability to continue as a going concern. The existence of such report may adversely affect our stock price, our business relationships and our ability to raise capital. There is no assurance that we will not receive a similar report for the year ended December 31, 2020.
Our financial statements for the year ending December 31, 2019 were prepared assuming that we will continue as a going concern and did not include any adjustments that might be necessary if we were unable to continue as a going concern. Accordingly, the financial statements did not include any adjustments that might result in the event we are unable to continue as a going concern. However, there were material uncertainties related to events or conditions which raise substantial doubt on our ability to continue as a going concern and, therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business. Our independent registered public accounting firm, Ernst & Young (Hellas) Certified Auditors-Accountants S.A., or EY, issued their opinion for such period with an explanatory paragraph in connection with our audited financial statements included in our annual report that expresses substantial doubt about our ability to continue as a going concern.

This was mainly due to the fact that based on our cash flow projections, cash on hand and cash provided by operating activities did not seem to be sufficient to cover the liquidity needs that become due in the twelve-month period ending following the issuance of our financial statements for the year ended December 31, 2019, primarily scheduled interest payments, installments and balloon payments on certain of our debt facilities and other financing arrangements. Concerning the final balloon payments: (i) On March 17, 2020, and March 31, 2020 we entered into agreements with Alpha Bank SA for the extension of two loan facilities, secured by the M/V Leadership and M/V Squireship from March 18, 2020 and November 10, 2021 respectively to December 31, 2022; (ii) On June 26, 2020, we entered into a settlement agreement with Hamburg Commercial Bank AG (“HCOB”) for the facility secured by the M/V Geniuship and M/V Gloriuship (the “HCOB facility”), under which the $29.1 million outstanding balance was settled for $23.5 million. On July 17, 2020, the HCOB facility was refinanced by a new facility provided by certain nominees of Entrust Global secured by the same vessels; (iii) On February 8, 2021, we entered into definitive documentation with UniCredit Bank AG for the extension of the maturity of the UniCredit Bank AG facility secured by the M/V Premiership and M/V Fellowship, by two years, from December 2020 to December 2022; and (iv) On December 31, 2020 we have entered into definitive documentation with Jelco, pursuant to which all maturities under the various loan facilities and convertible notes provided by Jelco were extended to December 2024.
However, there can be no assurance that our independent registered public accounting firm’s report on our future financial statements for the year ended December 31, 2020 or any future period will not include a similar explanatory paragraph. Our independent registered public accounting firm’s expression of such doubt or our inability to overcome the factors leading to such doubt could have a material adverse effect on our stock price, our business relationships and ability to raise capital and therefore could have a material adverse effect on our business and financial prospects.
We have depended on Jelco, our former affiliated principal shareholder, for financing in the past and may not be able to secure such financing in the future.
We have relied on Jelco, a former affiliate of ours and formerly our principal shareholder, for funding for vessel acquisitions and general corporate purposes during 2015 through 2019. This has included convertible promissory notes and loan facilities, as further described under “Description of Indebtedness” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2020, filed on Form 6-K on August 6, 2020 and incorporated by reference herein. We cannot assure you that in the future we will be able to rely on Jelco for financing on similar terms or at all. Any inability to secure financing in the future from Jelco or from alternative financing sources could negatively affect our liquidity position and ability to fund our ongoing operations.
The novel coronavirus global pandemic, or other epidemics, could decrease the demand and supply for the raw materials we transport and the rates that we are paid to carry them, and could adversely affect our business, results of operations, or financial condition.
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus first identified in China and its subsequent spread around the world (COVID-19) a global pandemic. The measures taken by governments worldwide in response to the outbreak, which included numerous factory closures and restrictions on travel, as well as labor shortages resulting from the outbreak, have reduced production of goods worldwide and decreased the amount of dry bulk commodities exported and imported worldwide. In addition, the increase in novel coronavirus cases in areas that constitute the main iron ore and coal exporters, such as Brazil, resulted in lower demand for our services, leading to lower revenues, cash flow and profitability. While some economies have re-opened in limited capacities and effective vaccines have already been developed, it is impossible to predict the exact course the virus will take over the next months until the majority of the population has been inoculated. As a result, there is increased uncertainty about how governments would respond to further waves of the virus, and how the behavior of our clients will change, if at all. Some experts fear that the economic consequences of the novel coronavirus could cause a recession that outlives the pandemic.
We have thus far been affected by the novel coronavirus pandemic as follows:
•
The pandemic had a negative impact on charter rates and therefore on our voyage revenues in 2020. We attribute the decrease in spot market charter rates, as compared with 2019, in part to the outbreak of the novel coronavirus and the reduction in demand for iron ore imports due to the disruption of regular inventory cycles.

•
Our vessels have been subject to quarantine checks upon arriving at certain ports. This has functionally limited the amount of cargo that we (and our competitors) are able to move because quarantine checks on arriving vessels have caused delays in loading and delivery of cargoes.

•
Due to quarantine restrictions placed on persons, prohibitions of crew changes by local authorities and additional procedures using commercial aviation and other forms of public transportation, our crew has had difficulty embarking and disembarking on our ships. This has not thus far materially affected our ability to crew out vessels, although it has impacted our costs for rotating our crew.

The duration and severity of these short-term impacts of the novel coronavirus pandemic are unknown, and additional short-term impacts and long-term consequences are possible. We expect that the novel coronavirus pandemic could affect our business in the following ways, among others:
•
Besides reducing demand for cargo, the novel coronavirus pandemic may functionally reduce the amount of cargo that we and our competitors are able to move because countries worldwide have imposed quarantine checks and hygiene measures on arriving vessels and implementation of remote working arrangements, which have caused delays in loading and delivery of cargoes. It is also possible that our charterers may try to invoke force majeure clauses as a result of such delays or other disruptions. Delays have also been reported at Chinese shipyards for newbuildings, drydocks and other works, in vessel inspections and related certifications by class societies, customers or government agencies, as well as delays and shortages or a lack of access to required spare parts and lack of berths or shortages in labor, which may in turn delay any repairs to, or scheduled or unscheduled maintenance or modifications to, or drydocking of, our vessels.

•
Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations. Potential health impact on our employees and on the workforces of our customers and business partners may also bring disruptions to our operations while additional costs related to new regulations, directives or practices implemented in response to the pandemic may adversely affect our business.

•
In addition, public health threats such as COVID-19, in any area, including areas where we do not operate, could disrupt international transportation, including the imposition of quarantine restrictions placed on travelers. Our crews generally work on a rotation basis, relying exclusively on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew further, and possibly impact our ability to maintain a full crew synthesis onboard all our vessels at any given time. Additionally, we are particularly vulnerable to our crew members getting sick, as if even one of our crew members gets sick, local authorities could require us to detain and quarantine the ship and its crew for an unspecified amount of time, disinfect and fumigate the vessels, or take similar precautions, which would add costs, decrease our utilization, and substantially disrupt our cargo operations. If a vessel’s entire crew fell seriously ill, we may have substantial difficulty operating its vessel and may necessitate extraordinary external aid. Any of these public health threats and related consequences could adversely affect our financial results.

•
Potential shortages or a lack of access to required spare parts for our vessels, or potential delays in any repairs to, or scheduled or unscheduled maintenance or modifications or dry docking of, our vessels, as a result of a lack of berths available by shipyards from a shortage in labor or due to other business disruptions.

•	Delays in vessel inspections and related certifications by class societies customers or government agencies.
Although it is early to assess the long-term impact of the novel coronavirus pandemic on global markets, and particularly on the shipping industry, the pandemic has added and is expected to add further pressure to shipping freight rates. Further depressed rates could have a material adverse impact on our business, financial condition, results of operations, and cash flows. Effects of the current pandemic may also in the future result in reduced access to capital, including the ability to refinance any existing obligations, as a result of any credit tightening generally or due to continued declines in global financial markets, including to the prices of publicly-traded securities of us, our peers and of listed companies generally. We note that future impacts cannot be reasonably estimated at this time, may take some time to materialize and may not be fully reflected in the results for the year ended December 31, 2020.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the common shares by the Selling Shareholders. The Selling Shareholders will receive all of the net proceeds from the sale of any common shares offered by them under this prospectus. See “Selling Shareholders.” However, we may receive proceeds from the cash exercise of the common share purchase warrant and pre-funded common share purchase warrant which, if exercised in cash with respect to all of the 8,942,643 common shares underlying such warrants, would result in gross proceeds of approximately $5,590,935 to us.
The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholders in disposing of these common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus.

PLAN OF DISTRIBUTION
The shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each Selling Shareholder as a pledge, gift, partnership distribution or other sale in any privately negotiated transaction, or non-sale related transfer. The number of shares beneficially owned by a Selling Shareholder may decrease as and when it effects any such transfers. The plan of distribution for the Selling Shareholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.
The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions. The Selling Shareholders may offer their shares from time to time pursuant to one or more of the following methods:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	public or privately negotiated transactions;
•
on the Nasdaq Capital Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	to cover short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
In connection with distributions of the shares or otherwise, the Selling Shareholders may:
•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;
•	sell the shares short and redeliver the shares to close out such short positions;
•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and
•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.
In addition to the foregoing methods, the Selling Shareholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The Selling Shareholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a Selling Shareholder for purposes of this prospectus. The Selling Shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the Selling Shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the Selling Shareholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must file a prospectus supplement and/or amendment to this registration statement amending the list of Selling Shareholders to include the pledgee, secured party or other successors in interest of the Selling Shareholder under this prospectus.

The Selling Shareholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations in certain circumstances.
Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).
In offering the shares covered by this prospectus, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.
The Company is required to pay all fees and expenses incident to the registration of the shares other than broker and underwriter fees and commissions or legal fees or other costs of the Selling Shareholders.
The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
There can be no assurance that the Selling Shareholders will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.
In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
The Selling Shareholders and any other person participating in a distribution of the common shares covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the common shares by the Selling Shareholders and any other such person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares.

THE JELCO TRANSACTIONS
Securities Purchase Agreement
On December 30, 2020, the Company and Jelco entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) which sets forth the terms of the restructuring of the outstanding loan facilities and convertible promissory notes between the Company and Jelco, consisting of a loan facility of originally up to $12.8 million (the “First Jelco Loan Facility”), a loan facility of originally up to $16.2 million (the “Second Jelco Loan Facility”), a loan facility of originally $7.0 million (the “Fourth Jelco Loan Facility” and together with the First Jelco Loan Facility and the Second Jelco Loan Facility, the “Jelco Loan Facilities”), a convertible promissory note in the outstanding principal amount of $3.8 million (the “First Jelco Note”), a revolving convertible promissory note in the principal amount of $21.2 million (the “Second Jelco Note”) and a convertible promissory note in the outstanding principal amount of $13.75 million (the “Third Jelco Note” and together with the First Jelco Note and Second Jelco Note, the “Jelco Notes”). Please see the section entitled “Description of Indebtedness” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2020, filed on Form 6-K on August 6, 2020 and incorporated by reference herein, for a description of the terms of the Jelco Loan Facilities and the Jelco Notes.
Pursuant to the Securities Purchase Agreement:
•	The Company prepaid $6.5 million of the principal amount of the Second Jelco Loan Facility on December 31, 2020.
•
In exchange for the settlement of all accrued and unpaid interest under the Jelco Loan Facilities and Jelco Notes through December 31, 2020 in an aggregate amount of $4.3 million and an amendment fee of $1.2 million, the Company issued, on January 8, 2021, 7,986,913 units (“Units”) at a price of $0.70 per Unit, with each Unit consisting of one common share of the Company (or, at Jelco’s option, one pre-funded warrant in lieu of such common share) and one warrant to purchase one common share at an exercise price of $0.70.

•
The Company granted Jelco an option, exercisable only once until 45 days after the effectiveness of the resale registration statement described below, to purchase up to 4,285,714 additional Units at a price of $0.70 per Unit in exchange for the forgiveness of principal under the Second Jelco Loan Facility in an amount equal to the aggregate purchase price of the Units.

•	The Company granted Jelco customary registration rights as described below.
•
The Company and Jelco agreed to amend the terms of each of the Jelco Loan Facilities and Jelco Notes pursuant to the omnibus supplemental agreements described below, including to extend the maturity date to December 31, 2024, to reduce the annual interest rate to 5.5% and to amend the conversion price under the Jelco Notes to $1.20 per common share.

•
Jelco agreed to a standstill undertaking, applicable for at least as long as the common shares are listed on Nasdaq, precluding any acquisition of the common shares, including through the exercise of warrants or the conversion of the Jelco Notes, to the extent that it would result in Jelco or its affiliates beneficially owning, including controlling the voting or disposition of, more than 9.99% of the outstanding common shares after giving effect to the acquisition.

•	Jelco waived any and all prior breaches and events of default under the Jelco Loan Facilities and Jelco Notes.
The Securities Purchase Agreement and the transactions contemplated therein were approved by an independent committee of the Company’s board of directors.
The terms of the warrant and pre-funded warrant issued as part of Units are substantially the same as those of the Class E warrants and pre-funded warrants issued in the Company’s underwritten public offering in August 2020. The common shares issued and issuable on exercise of the warrant and pre-funded warrant issued pursuant to the Securities Purchase Agreement are being registered for resale under this prospectus.

Registration Rights Agreement
On December 31, 2020, the Company and Jelco entered into a registration rights agreement pursuant to which the Company agreed to file a registration statement covering the resale by Jelco of:
(i)	7,986,913 common shares issued (or issuable upon exercise of the pre-funded warrant issued) on January 8, 2021 pursuant to the Securities Purchase Agreement;
(ii)	7,986,913 common shares issuable upon the exercise, at an exercise price of $0.70 per common share, of the warrant issued on January 8, 2021 pursuant to the Securities Purchase Agreement;
(iii)
any common shares which are issued (or issuable upon exercise of the warrant or pre-funded warrant issued) prior to the filing of the registration statement pursuant to Jelco’s option to purchase additional Units described above; and

(iv)	32,262,501 common shares if issued upon conversion of the Jelco Notes at a conversion price of $1.20 per common share.
The registration rights agreement also provides for piggyback registration rights, with customary cutbacks, with respect to such common shares.
Omnibus Loan Supplemental Agreement
On December 31, 2020, the Company entered into an omnibus supplemental agreement (the “Omnibus Loan Supplemental Agreement”), amending each of the Jelco Loan Facilities to reflect the changes agreed with Jelco in the Securities Purchase Agreement, including:
(i)	accrued and unpaid interest of an aggregate of $1.92 million through December 31, 2020 was deemed fully and finally settled;
(ii)	the interest rate payable from January 1, 2021 through the maturity date was fixed at 5.5% per annum;
(iii)	the maturity date was extended to December 31, 2024;
(iv)
the addition of cash sweep provisions whereby the Company will make prepayments semi-annually commencing the fiscal quarter ending March 31, 2021 of the greater of the Company’s cash balances in excess of $25.0 million or the revenue of the Company’s Capesize fleet attributable to a time charter equivalent rate in excess of $18,000 but not exceeding $21,000;

(v)	a mandatory prepayment on each of December 31, 2022 and December 31, 2023 of $8.0 million less any prepayments previously made under the cash sweep provisions;
(vi)	an option to apply the proceeds of any cash exercise of the warrants issued to Jelco as part of Units as a prepayment;
(vii)
an amendment to the existing mandatory prepayment provisions in the First Jelco Loan Facility and Fourth Jelco Loan Facility such that the Company will make a mandatory prepayment of an amount equal to 25% of the net proceeds of any future public offering and any cash exercise of the Company’s outstanding Class E warrants (the prepayment obligations set forth in (iv)-(vii) above, the “Mandatory Prepayment Obligations”); and

(viii)	a cap of $12.0 million on all Mandatory Prepayment Obligations in any calendar year.
Following the closing of the transactions described herein on December 31, 2020, an aggregate of $16.9 million was outstanding under the Jelco Loan Facilities.
Omnibus Note Supplemental Agreement
On December 31, 2020, the Company entered into an omnibus supplemental agreement (the “Omnibus Note Supplemental Agreement”), amending each of the Jelco Notes to reflect the changes agreed with Jelco in the Securities Purchase Agreement, including:
(i)	accrued and unpaid interest of an aggregate of $2.43 million through December 31, 2020 was deemed fully and finally settled;
(ii)	the interest rate payable from January 1, 2021 through the maturity date was fixed at 5.5% per annum;

(iii)	the maturity date was extended to December 31, 2024;
(iv)	the conversion price was amended to $1.20 per common share;
(v)
the existing conversion provision was amended to include a beneficial ownership limitation of 9.99% of the number of the common shares outstanding immediately after giving effect to the issuance of common shares issuable upon conversion; and

(vi)
the addition of provisions analogous to the Mandatory Prepayment Obligations requiring mandatory prepayment of the Jelco Notes following the full repayment of the Jelco Loan Facilities, and a cap of $12.0 million on all such mandatory prepayment obligations in any calendar year.

Following the closing of the transactions described herein on December 31, 2020, an aggregate of $38.7 million was outstanding under the Jelco Notes.
The foregoing summary description of the agreements entered into with Jelco is not complete and is qualified by reference to the full text of the agreements attached as exhibits hereto.
Dissolution of Shipping Committee
In connection with the transactions described above, the Company’s board of directors resolved to dissolve its Shipping Committee effective upon the entry into the Securities Purchase Agreement. The Shipping Committee had been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations, and Jelco had the right to appoint two of the three members of the Shipping Committee from members of the Company’s board of directors.

SELLING SHAREHOLDERS
This prospectus relates to up to 48,236,327 common shares that the Selling Shareholders may sell in one or more offerings, consisting of: (i) 7,031,183 common shares, par value $0.0001 per share, issued on January 8, 2021, (ii) 955,730 common shares issuable upon exercise of a pre-funded warrant to purchase common shares at an exercise price of $0.0001 per common share, (iii) 7,986,913 common shares issuable upon exercise of a warrant to purchase common shares at an exercise price of $0.70 per common share, and (iv) 32,262,501 common shares issuable upon the conversion of the Jelco Notes, at a conversion price of $1.20 per common share. Such common shares are being registered for resale pursuant to the registration rights agreement dated December 31, 2020, as described under “The Jelco Transactions” above.
The registration of these common shares does not mean that the Selling Shareholders will sell or otherwise dispose of all or any of those securities. The Selling Shareholders may sell or otherwise dispose of all, a portion or none of such common shares from time to time. We do not know the number of common shares, if any, that will be offered for sale or other disposition by any of the Selling Shareholders under this prospectus. The Selling Shareholders identified below may in the future hold or acquire our common shares or warrants to purchase our common shares in addition to the securities described herein, subject to the terms of the Securities Purchase Agreement restricting Jelco’s beneficial ownership to 9.99% of our outstanding common shares. In addition, the Selling Shareholders identified below may sell, transfer, assign or otherwise dispose of some or all of the common shares covered hereby in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.
To our knowledge, the Selling Shareholders do not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described in this prospectus and the documents incorporated by reference herein.
The following table sets forth certain information with respect to each Selling Shareholder, including (i) the common shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of common shares offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering, assuming that all of the common shares covered hereby (but none of the other common shares held by the Selling Shareholders) are sold.
We have prepared the following table based on information supplied to us by the Selling Shareholders on or prior to the date hereof, and we have not sought to verify such information. Ownership and percentage ownership are determined in accordance with the rules and regulations of the Commission regarding beneficial ownership and include voting or investment power with respect to common shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of common shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, common shares underlying warrants held by that selling stockholder that are exercisable as of the date hereof, or exercisable within 60 days after the date hereof, are deemed outstanding. Such common shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The calculation of percentage of beneficial ownership is based on 154,859,455 common shares issued and outstanding as of February 19, 2021. The number of common shares owned prior to this offering and the number of common shares owned following this offering in the table below do not give effect to the beneficial ownership blockers contained in the warrants and convertible notes held by the Selling Shareholders, but the percentages in the table below do give effect to such beneficial ownership blockers.
Selling Shareholder	Total Number of Common Shares Owned Prior to This Offering	Percentage of Outstanding Shares Owned Prior to This Offering(1)	Maximum Number of Common Shares Which May Be Sold in This Offering	Number of Shares Owned Following This Offering(2)	Percentage of Outstanding Shares Owned Following This Offering(2)
Jelco Delta Holding Corp.(3)	57,414,267	9.99%	48,236,327	9,177,940	4.5%
(1)	Based on 154,859,455 common shares issued and outstanding as of February 19, 2021.
(2)
Based on 154,859,455 common shares issued and outstanding as of February 19, 2021, and assuming all shares offered hereby underlying warrants and convertible notes are issued, the Selling Shareholder sells all common shares offered pursuant to this prospectus and no common shares are issued pursuant to other outstanding warrants of the Company.

(3)
The common shares beneficially owned by Jelco include (i) 113,970 common shares issuable upon exercise of the Class B Warrants held by Jelco, (ii) 32,262,501 common shares issuable upon conversion of the Jelco Notes, (iii) 7,986,913 common shares issuable upon exercise of a common share purchase warrant at an exercise price of $0.70 per common share issued on January 8, 2021, (iv) 955,730 common shares issuable upon exercise of a pre-funded common share purchase warrant issued on January 8, 2021, and (v) 4,285,714 common shares, and 4,285,714 common shares underlying the common share purchase warrant, which Jelco has an option to acquire pursuant to the Securities Purchase Agreement, in each case subject to a 9.99% beneficial ownership blocker. The number of shares owned reported in this paragraph and in the table above do not give effect to such 9.99% beneficial ownership blockers, but the percentages in the table above do give effect to such beneficial ownership blockers.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2020:
•	on an actual basis;
•
on an as adjusted basis, to give effect to events that have occurred between October 1, 2020 and February 19, 2021: (a) $8.9 million of installments paid under our secured long-term debt and other financial liabilities since September 30, 2020, (b) 2,000,000 common shares issued in October 2020 following the partial exercise of the remaining outstanding pre-funded warrants related to the underwritten public offering which closed on August 20, 2020, (c) repayment of $6.5 million on December 31, 2020 under one of the Jelco loans pursuant to the terms of the Securities Purchase Agreement entered into with Jelco on December 30, 2020, (d) 7,031,183 common shares issued and 955,730 common shares issuable upon exercise (currently not exercised) of one pre-funded warrant issued on January 8, 2021 to Jelco pursuant to the Securities Purchase Agreement entered into on December 30, 2020 in exchange for settlement of payment of accrued and unpaid interest under the Jelco loan facilities and convertible notes through December 31, 2020 in an aggregate amount of $4.3 million and an amendment fee of $1.2 million (shown net of debt as a deferred finance cost, the accounting treatment of which has not been finalized as of the date hereof), (e) repayment of $2.2 million on February 11, 2021 under two of the Jelco loans pursuant to the terms of the Securities Purchase Agreement entered into with Jelco on December 30, 2020 using proceeds from the exercise of Class E warrants issued in our underwritten public offering which closed on August 20, 2020, (f) 31,763,287 common shares issued up to February 19, 2021 following exercises of Class E warrants in exchange for gross and net proceeds of $22.2 million, (g) the issuance of 3,600,000 restricted shares of common stock pursuant to our equity incentive plan and (h) the sale of 44,150,000 common shares to the public offering which closed on February 19, 2021 at a price of $1.70 per common share, in exchange for gross proceeds of $75.1 million, or net proceeds of approximately $70 million after deducting underwriting expenses, commissions related to the offering and other fees; and

•
on an as further adjusted basis, to give effect to (i) the exercise of the pre-funded warrant issued to Jelco on January 8, 2021 to purchase 955,730 common shares at an exercise price of $0.0001 per common share, (ii) the exercise of the warrant issued to Jelco on January 8, 2021 to purchase 7,986,913 common shares at an exercise price of $0.70 per common share, and (iii) the issuance of 32,262,501 common shares upon the conversion of $38,715,000 principal amount under certain convertible notes held by Jelco.

There have been no significant adjustments to our capitalization since September 30, 2020 through February 19, 2021, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information included in our financial results for the nine months ended September 30, 2020 in our Report on Form 6-K, filed with the Commission on November 20, 2020 which is incorporated by reference herein.
(All figures in thousands of U.S. dollars, except for share amounts)	Actual (unaudited)	As Adjusted (unaudited)*	As Further Adjusted (unaudited)*
Debt:
Secured long-term debt, other financial liabilities and due to related parties (net of deferred finance costs of $2,387)	183,454	165,440	165,440
Convertible notes (net of deferred finance costs of $163)	18,547	17,773	—
Total debt	202,001	183,213	165,440

(All figures in thousands of U.S. dollars, except for share amounts)	Actual (unaudited)	As Adjusted (unaudited)*	As Further Adjusted (unaudited)*
Shareholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	—	—	—
Common shares, $0.0001 par value; 500,000,000 authorized shares as at September 30, 2020; 66,314,985 shares issued and outstanding as at September 30, 2020; 154,859,455 shares issued and outstanding as adjusted; 196,064,599 shares issued and outstanding as further adjusted	$7	$16	$20
Additional paid-in capital	478,726	576,533	620,835
Accumulated deficit	(392,278)	(392,278)	(413,220)
Total Shareholders’ equity	86,455	184,271	207,635
Total capitalization	288,456	367,484	373,075
*
The As Adjusted Additional paid-in capital and the accumulated deficit do not include: (i) the incentive plan charges from October 1, 2020 through February 19, 2021 for the shares of common stock issued pursuant to our equity incentive plan and (ii) adjustments for the Jelco transaction completed on December 31, 2020, including the fair value, if any, of the units issued, as their impact cannot be determined as of the date hereof.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets out information, of which we are aware as of the date of this prospectus, regarding the beneficial ownership of our common shares by (i) the owners of more than five percent of our outstanding common shares and (ii) our directors and executive officers. All of the shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.
Identity of Person or Group	Number of Shares Owned	Percent of Class
Claudia Restis(1)	57,417,623	9.99%
Lind Global Macro Fund, LP(2)	9,400,000	5.9%
Stamatios Tsantanis(3)	—	*
Stavros Gyftakis(3)	—	*
Christina Anagnostara(3)	—	*
Elias Culucundis(3)	—	*
Dimitrios Anagnostopoulos(3)	—	*
Ioannis Kartsonas(3)	—	*
Directors and executive officers as a group (6 individuals)(3)	1,706,800	1.1%
*	Less than one percent.
(1)
Claudia Restis may be deemed to beneficially own 57,414,267 of our common shares through Jelco and 3,356 of our common shares through Comet, each through a revocable trust of which she is beneficiary. The shares she may be deemed to beneficially own through Jelco include (i) 113,970 common shares issuable upon exercise of the Class B Warrants held by Jelco, (ii) 32,262,501 common shares issuable upon conversion of the Jelco Notes, (iii) 7,986,913 common shares issuable upon exercise of a common share purchase warrant at an exercise price of $0.70 per common share issued on January 8, 2021, (iv) 955,730 common shares issuable upon exercise of a pre-funded common share purchase warrant issued on January 8, 2021, and (v) 4,285,714 common shares, and 4,285,714 common shares underlying common share purchase warrants, which Jelco has an option to acquire pursuant to the Securities Purchase Agreement, in each case subject to a 9.99% beneficial ownership blocker. The number of shares owned reported in this paragraph and in the table above do not give effect to such 9.99% beneficial ownership blockers, but the percentages in the table above do give effect to such beneficial ownership blockers. Calculation of percent of class beneficially owned by such person is based on 154,859,455 common shares outstanding as of February 19, 2021 and any additional shares that such person may be deemed to beneficially own in accordance with Rule 13d-3 under the Exchange Act.

(2)
Based on information reported on a Schedule 13G filed with the Commission on February 12, 2021 jointly filed by Lind Global Macro Fund, LP, Lind Global Partners LLC and Jeff Easton. The number of shares owned reported in the table above does not give effect to the 9.99% beneficial ownership blockers contained in certain warrants held by such beneficial owners as described in the Schedule 13G, but the percentages in the table above do give effect to such beneficial ownership blockers. Calculation of percent of class beneficially owned by such person is based on 154,859,455 common shares outstanding as of February 19, 2021 and any additional shares that such person may be deemed to beneficially own in accordance with Rule 13d-3 under the Exchange Act.

(3)
Calculation of percent of class beneficially owned by each such person is based on 154,859,455 common shares outstanding as of February 19, 2021 and any additional shares that such person may be deemed to beneficially own in accordance with Rule 13d-3 under the Exchange Act.

DESCRIPTION OF CAPITAL STOCK
For the complete terms of our capital stock, please refer to our restated articles of incorporation and our third amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The BCA of the Republic of the Marshall Islands may also affect the terms of our capital stock.
For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.
Purpose
Our purpose, as stated in our restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our restated articles of incorporation and third amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 154,859,455 shares were issued and outstanding as of February 19, 2021, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred shares.
Share History
We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.’s common shares were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.’s common shares commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our common shares started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-fifteen reverse stock split of our common shares that became effective on March 20, 2019 and a one-for-sixteen reverse stock split of our common shares that became effective on June 30, 2020.
On February 1, 2018, we issued an aggregate of 5,250 of our common shares to certain of our directors, officers and employees pursuant to the Amended and Restated 2011 Equity Incentive Plan, or Plan.
On November 7, 2018, we issued an aggregate of 7,500 of our common shares to Cargill International SA, or Cargill, in connection with the lease financing transaction for the Championship.
On January 10, 2019, we issued an aggregate of 9,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On May 13, 2019, we sold 262,500 units at a price of $54.40 per unit in a public offering. Each unit consisted of one common share (or one pre-funded warrant in lieu of one common share in the unit), one Class B Warrant to purchase one common share and one Class C Warrant to purchase one common share. In connection with the sale of the securities, we issued one Representative Warrant to the underwriters to purchase 13,125 common shares. In connection with the offering, the underwriters exercised their overallotment option with regard to 39,375 Class B Warrants and 39,375 Class C Warrants. As of the date of this prospectus, all Class B Warrants remain outstanding. All Class C warrants issued in the public offering expired on November 13, 2019.
Concurrently with the public offering on May 13, 2019, we sold 113,971 units in a private placement to Jelco in exchange for, inter alia, the forgiveness of certain payment obligations of ours, including all interest payments accrued and due through December 31, 2019, pursuant to a Securities Purchase Agreement entered into with Jelco on May 9, 2019. In connection with the private placement, 113,971 common shares were issued to Jelco on May 13, 2019 and pursuant to the alternate cashless exercise of Jelco’s Class C Warrants further 312,279 common shares were issued to Jelco on June 17, 2019. As of the date of this prospectus, all Class B Warrants issued to Jelco remain outstanding. All Class C Warrants issued to Jelco were exercised on June 14, 2019.

On February 24, 2020, we issued an aggregate of 156,250 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On April 2, 2020, we sold 2,205,625 units at a price of 2.72 per unit in a public offering. Each unit consisted of one common share (or one pre-funded warrant in lieu of one common share in the unit), one Class D Warrant to purchase one common share. In connection with the sale of the securities, we issued one Representative Warrant to the underwriters to purchase 110,281 common shares. In connection with the offering, the underwriters exercised their overallotment option with regard to 330,813 common shares and 330,813 Class D Warrants.
On April 14, 2020, we sold 3,125,000 of our common shares in a registered direct offering concurrently with the private placement of 3,125,000 warrants for a purchase price of $2.16 per common share and warrant.
On April 22, 2020, we sold 3,171,875 of our common shares in a registered direct offering concurrently with the private placement of 3,171,875 warrants for a purchase price of $1.92 per common share and warrant.
On May 4, 2020, we issued 2,684,375 of our common shares in a registered direct offering concurrently with the private placement of 2,684,375 warrants for a purchase price of $1.92 per common share and warrant.
On May 7, 2020, we issued 2,709,375 of our common shares in a registered direct offering concurrently with the private placement of 2,709,375 warrants for a purchase price of $1.92 per common share and warrant.
During May and June 2020, a total of 11,690,625 shares were issued pursuant to the exercises of all warrants issued under the four registered direct offerings.
In August 2020, we issued 38,296,428 of our common shares and 40,896,428 Class E Warrants having an exercise price of $0.70 per share in an underwritten public offering for $0.70 per common share and warrant.
Between April 22, 2020 and February 19, 2021, we issued 2,263,421 of our common shares pursuant to exercises of outstanding Class D Warrants. Between August 20, 2020 and February 19, 2021, we issued 31,763,287 of our common shares pursuant to exercises of outstanding Class E Warrants. As of February 19, 2021, 4,368,750 Class D warrants exercisable to purchase 273,046 common shares and 9,133,141 Class E warrants remain outstanding.
On January 8, 2021 we issued 7,031,183 shares to Jelco in exchange for waiver of payment of accrued and unpaid interest under the Jelco Loan Facilities and Jelco Notes through December 31, 2020.
On January 18, 2021, we issued an aggregate of 3,600,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.
On February 19, 2021, we issued 44,150,000 of our common shares in a registered direct offering for a purchase price of $1.70 per common share.
Our Restated Articles of Incorporation and Third Amended and Restated Bylaws
Under our third amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time by the chairman of the board of directors, a majority of the entire board of directors, or the chief executive officer. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our restated articles of incorporation and third amended and restated bylaws do not provide for cumulative voting in the election of directors.
The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board
Our restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Election and Removal
Our third amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The entire Board of Directors or any individual Director may be removed, with cause, by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. No Director may be removed without cause by either the stockholders or the Board of Directors. Except as otherwise provided by applicable law, cause for the removal of a Director shall be deemed to exist only if the Director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetence directly affects his ability to serve as a director of the Corporation. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters’ Rights of Appraisal and Payment
Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.
Shareholders’ Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Anti-takeover Provisions of our Charter Documents
Several provisions of our restated articles of incorporation and third amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our third amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our third amended and restated bylaws provide that the chairman of the board of directors, a majority of the board of directors, or the chief executive officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock
Under the terms of our restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Transfer Agent
The registrar and transfer agent for our common shares and warrants is Continental Stock Transfer & Trust Company.
Listing
Our common shares, Class A Warrants and Class B Warrants trade on the Nasdaq Capital Market under the symbols “SHIP”, “SHIPW”, and “SHIPZ”, respectively.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS
Our corporate affairs are governed by our restated articles of incorporation, third amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.
Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a

Marshall Islands	Delaware
majority of shares entitled to vote shall constitute a quorum.
When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.
Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors
Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.
The board of directors must consist of at least one member.
Dissenter’s Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all assets, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to

Marshall Islands	Delaware
the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
Alters or abolishes any preferential right of any outstanding shares having preference; or
Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholders’ Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Reasonable expenses including attorneys’ fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of $50,000 or less.

EXPENSES
We estimate the expenses in connection with the issuance and distribution of the common shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee	$8,368
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Miscellaneous fees and expenses	$1,632
Total	$50,000
LEGAL MATTERS
The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Watson Farley & Williams LLP, New York, New York.
EXPERTS
The consolidated financial statements of Seanergy Maritime Holdings Corp. appearing in Seanergy Maritime Holdings Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2019 (including schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form F-1 under the Securities Act, with respect to the common shares offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:
•	our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 5, 2020;
•	our Report on Form 6-K furnished to the Commission on March 5, 2020;
•	our Report on Form 6-K furnished to the Commission on April 3, 2020;
•	our Report on Form 6-K furnished to the Commission on April 14, 2020;
•	our Report on Form 6-K furnished to the Commission on April 14, 2020;
•	our Report on Form 6-K furnished to the Commission on April 21, 2020;
•	our Report on Form 6-K furnished to the Commission on April 24, 2020;
•	our Report on Form 6-K furnished to the Commission on April 30, 2020;
•	our Report on Form 6-K furnished to the Commission on May 1, 2020;
•	our Report on Form 6-K furnished to the Commission on May 6, 2020;
•	our Report on Form 6-K furnished to the Commission on May 8, 2020;
•	our Report on Form 6-K furnished to the Commission on May 20, 2020;
•	our Report on Form 6-K furnished to the Commission on May 26, 2020;
•	our Report on Form 6-K furnished to the Commission on June 8, 2020;
•	our Report on Form 6-K furnished to the Commission on June 26, 2020;
•	our Report on Form 6-K furnished to the Commission on July 1, 2020;
•	our Report on Form 6-K furnished to the Commission on July 8, 2020;
•	our Report on Form 6-K furnished to the Commission on July 16, 2020;
•	our Report on Form 6-K furnished to the Commission on July 24, 2020;
•	our Report on Form 6-K furnished to the Commission on August 6, 2020;
•	our Report on Form 6-K furnished to the Commission on August 12, 2020;
•	our Report on Form 6-K furnished to the Commission on August 19, 2020;
•	our Report on Form 6-K furnished to the Commission on September 11, 2020;
•	our Report on Form 6-K furnished to the Commission on September 25, 2020;
•	our Report on Form 6-K furnished to the Commission on September 29, 2020;
•	our Report on Form 6-K furnished to the Commission on October 2, 2020;
•	our Report on Form 6-K furnished to the Commission on November 20, 2020;
•	our Report on Form 6-K furnished to the Commission on January 15, 2021;
•	our Report on Form 6-K furnished to the Commission on February 9, 2021;
•	our Report on Form 6-K furnished to the Commission on February 12, 2021;

•	our Report on Form 6-K furnished to the Commission on February 16, 2021; and
•	our Report on Form 6-K furnished to the Commission on February 19, 2021.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Seanergy Maritime Holdings Corp., 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece, Tel: +30 2130181507. Alternatively, copies of these documents are available via our website (http://www.seanergymaritime.com/). The information on our website is not incorporated by reference into this prospectus.

7,031,183 Common Shares
955,730 Common Shares Issuable upon Exercise of
an Outstanding Pre-Funded Warrant
7,986,913 Common Shares Issuable upon Exercise of
an Outstanding Common Share Purchase Warrant
32,262,501 Common Shares Issuable upon Conversion of
Outstanding Convertible Notes
Offered by the Selling Shareholders

PROSPECTUS
    , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.	Indemnification of Directors and Officers
Under Article VII of our third amended and restated bylaws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding . However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our third amended and restated bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
In addition, under Section 60 of the BCA and under our third amended and restated bylaws, we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Furthermore, and as provided by both our third amended and restated bylaws and Section 60 of the BCA, when a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such matter.
Likewise, pursuant to our third amended and restated bylaws and Section 60 of the BCA, expenses (our third amended and restated bylaws specifically includes attorneys’ fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The third amended and restated bylaws further provide that with respect to other employees and agents, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.
Both Section 60 of the BCA and our third amended and restated bylaws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in any person’s official capacity and/or as to action in another capacity while holding office.
Under both Section 60 of the BCA and our third amended and restated bylaws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.
Under Section 60 of the BCA (and as provided in our third amended and restated bylaws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our third amended and restated bylaws, any repeal or modification of Article VII of our third amended and restated bylaws shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
In addition to the above, our third amended and restated bylaws provide that references to us includes constituent corporations, and defines “other enterprises” to include employee benefit plans, “fines” to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term “serving at the request of the corporation.”
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.	Recent Sales of Unregistered Securities
The following information gives effect to a one-for-fifteen reverse stock split of our common shares that became effective on March 20, 2019 and a one-for-16 reverse stock split of our common shares that became effective on June 30, 2020. The following transactions were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act. Except as otherwise indicated below, there were no underwriters involved in any of the transactions, nor were there any forms of public solicitation or general advertising used in connection with the issuances.
On November 7, 2018, we issued 20,000 of our common shares to Cargill as part of the sale and leaseback agreement for the Championship.
On May 13, 2019, we sold 113,971 units in a private placement to Jelco in exchange for, inter alia, the settlement of certain payment obligations of ours, including all interest payments accrued and due through December 31, 2019, pursuant to a Securities Purchase Agreement entered into with Jelco on May 9, 2019, or the Purchase Agreement. In connection with the private placement, 113,971 common shares were issued to Jelco on May 13, 2019 and pursuant to the alternate cashless exercise of Jelco’s Class C Warrants a further 312,279 common shares were issued to Jelco on June 17, 2019. As of the date of this prospectus, all Class B Warrants issued to Jelco remain outstanding. All Class C Warrants issued to Jelco were exercised on June 14, 2019.
On April 14, 2020, we sold 3,125,000 of our common shares in a registered direct offering concurrently with the private placement of 3,125,000 warrants for a purchase price of $2.16 per common share and warrant. Maxim Group LLC acted as placement agent and was paid a fee of 7.0% of the aggregate gross proceeds of the registered direct offering and concurrent private placement.
On April 22, 2020, we sold 3,171,875 of our common shares in a registered direct offering concurrently with the private placement of 3,171,875 warrants for a purchase price of $1.92 per common share and warrant. Maxim Group LLC acted as placement agent and was paid a fee of 6.5% of the aggregate gross proceeds of the registered direct offering and concurrent private placement.
On May 4, 2020, we issued 2,684,375 of our common shares in a registered direct offering concurrently with the private placement of 2,684,375 warrants for a purchase price of $1.92 per common share and warrant. Maxim Group LLC acted as placement agent and was paid a fee of 6.5% of the aggregate gross proceeds of the registered direct offering and concurrent private placement.
On May 7, 2020, we issued 2,709,375 of our common shares in a registered direct offering concurrently with the private placement of 2,709,375 warrants for a purchase price of $1.92 per common share and warrant. Maxim Group LLC acted as placement agent and was paid a fee of 6.5% of the aggregate gross proceeds of the registered direct offering and concurrent private placement.

On January 8, 2021, in exchange for the forgiveness by Jelco of all accrued and unpaid interest under the Jelco Loan Facilities and Jelco Notes through December 31, 2020 in an aggregate amount of $4.3 million and an amendment fee of $1.2 million, the Company issued 7,986,913 units (“Units”) at a price of $0.70 per Unit, with each Unit consisting of one common share of the Company (a “Common Share”) (or, at Jelco’s option, one pre-funded warrant in lieu of such Common Share) and one warrant to purchase one Common Share at an exercise price of $0.70. Jelco was also granted an option (on or before 45 days after the effectiveness of this prospectus), to purchase up to 4,285,714 additional Units at a price of $0.70 per Unit, which Jelco may trigger in exchange for the forgiveness of principal under the Second Jelco Loan Facility in an amount equal to the aggregate purchase price of the Units.
Item 8.	Exhibits and Financial Statement Schedules
(a) Exhibits
The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.
(b) Financial Statements
The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 9.	Undertakings
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Exhibit List
Exhibit Number	Description
1.1	Form of Underwriting Agreement†

3.1	Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s report on Form 6-K furnished with the Commission on August 30, 2019).

3.2	Amendment to Restated Articles of Incorporation*

3.3	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 99.2 to the registrant’s report on Form 6-K furnished with the Commission on September 25, 2020).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the registrant’s report on Form 6-K furnished with the Commission on March 19, 2019)

5.1	Opinion of Watson Farley & Williams LLP as to the validity of the securities*

8.1	Opinion of Watson Farley & Williams LLP with respect to certain tax matters*

10.1
Registration Rights Agreement dated March 26, 2010 between the registrant, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (incorporated herein by reference to Exhibit 4.1 to the registrant’s annual report on Form 20-F filed with the Commission on April 28, 2017)

10.2
Registration Rights Agreement dated January 4, 2012 between the registrant, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (incorporated herein by reference to Exhibit 4.2 to the registrant’s annual report on Form 20-F filed with the Commission on April 28, 2017)

10.3
Registration Rights Agreement dated June 24, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp. (incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by United Capital Investments Corp. with the Commission on September 12, 2014)

10.4
Registration Rights Agreement dated September 29, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp. (incorporated herein by reference to Exhibit D to the Schedule 13D related to the registrant filed by Jelco Delta Holding Corp. with the Commission on March 12, 2015)

10.5	Amended and Restated 2011 Equity Incentive Plan of the registrant adopted on January 18, 2021 *

10.6
Ship Technical Management Agreement dated as of February 11, 2015 between Leader Shipping Co. and V.Ships Greece Ltd. (incorporated herein by reference to Exhibit 4.51 to the registrant’s annual report on Form 20-F filed with the Commission on April 21, 2015)

10.7
Addendum No. 1 to Technical Management Agreement dated March 18, 2016, between Leader Shipping Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated February 11, 2015 (incorporated herein by reference to Exhibit 4.11 to the registrant’s annual report on Form 20-F filed with the Commission on April 20, 2016)

10.8
Novation Agreement to Ship Technical Management Agreement dated December 16, 2020, between V.Ships Greece Ltd., Leader Shipping Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated February 11, 2015 *

Exhibit Number	Description
10.9
Amendment dated May 23, 2018 with respect to the Partnership, between Partner Shipping Co. Limited (formerly known as Partner Shipping Co.) and V.Ships Limited with respect to the Ship Technical Management Agreement dated May 15, 2017 (incorporated herein by reference to Exhibit 4.10 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.10
Amendment dated May 23, 2018 with respect to the Championship, between Champion Ocean Navigation Co. Limited (formerly known as Champion Ocean Navigation Co.) and V.Ships Limited with respect to the Ship Technical Management Agreement dated September 1, 2015 (incorporated herein by reference to Exhibit 4.11 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.11
Amendment dated June 28, 2018 with respect to the Knightship, between Knight Ocean Navigation Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated November 23, 2016 (incorporated herein by reference to Exhibit 10.9 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.12
Novation Agreement dated October 30, 2018 with respect to the Championship, between Champion Ocean Navigation Co. Limited, Champion Marine Co. and V.Ships Limited with respect to the Ship Technical Management Agreement dated September 1, 2015 (incorporated herein by reference to Exhibit 10.10 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.13
Form of Ship Technical Management Agreement with V.Ships Limited (incorporated herein by reference to Exhibit 4.12 to the registrant’s annual report on Form 20-F filed with the Commission on April 20, 2016)

10.14
Commercial Management Agreement dated March 2, 2015 between Seanergy Management Corp. and Fidelity Marine Inc. (incorporated herein by reference to Exhibit 4.52 to the registrant’s annual report on Form 20-F filed with the Commission on April 21, 2015)

10.15
Amendment No. 1 dated September 11, 2015 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (incorporated herein by reference to Exhibit 4.14 to the registrant’s annual report on Form 20-F filed with the Commission on April 20, 2016)

10.16
Amendment No. 2 dated as of February 24, 2016 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (incorporated herein by reference to Exhibit 4.15 to the registrant’s annual report on Form 20-F filed with the Commission on April 20, 2016)

10.17
Amendment No. 3 dated February 1, 2018 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (incorporated herein by reference to Exhibit 4.13 to the registrant’s annual report on Form 20-F filed with the Commission on March 7, 2018)

10.18
Amendment No. 4 dated June 28, 2018 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (incorporated herein by reference to Exhibit 4.19 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

Exhibit Number	Description
10.19
Loan Agreement dated March 6, 2015 between Leader Shipping Co. and Alpha Bank A.E. (incorporated herein by reference to Exhibit 4.53 to the registrant’s annual report on Form 20-F filed with the Commission on April 21, 2015)

10.20
First Supplemental Agreement dated December 23, 2015 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (incorporated herein by reference to Exhibit 4.17 to the registrant’s annual report on Form 20-F filed with the Commission on April 20, 2016)

10.21
Second Supplemental Agreement dated July 28, 2016 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (incorporated herein by reference to Exhibit 10.18 to the registrant’s registration statement on Form F-1 filed with the Commission on October 28, 2016)

10.22
Third Supplemental Agreement dated June 29, 2018 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (incorporated herein by reference to Exhibit 10.19 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.23
Fourth Supplemental Agreement dated July 1, 2019, between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (incorporated herein by reference to Exhibit 4.24 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.24
Fifth Supplemental Agreement dated March 17, 2020, between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (incorporated herein by reference to Exhibit 10.24 to the registrant’s registration statement on Form F-1 filed with the Commission on March 20, 2020)

10.25
Convertible Note dated March 12, 2015 of the registrant to Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on April 13, 2015)

10.26
Amendment No. 1 dated May 14, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (incorporated herein by reference to Exhibit 10.17 to the registrant’s registration statement on Form F-1 filed with the Commission on October 20, 2017)

10.27
Mutual Consent dated September 18, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (incorporated herein by reference to Exhibit 10.18 to the registrant’s registration statement on Form F-1 filed with the Commission on October 20, 2017)

10.28
Amendment No. 2 dated September 18, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017)

10.29
Amendment No. 3 dated March 26, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (incorporated herein by reference to Exhibit 10.28 to the registrant’s registration statement on Form F-1/A filed with the Commission on April 5, 2019)

Exhibit Number	Description
10.30
Amendment No. 4 dated May 29, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated March 12, 2015 (incorporated herein by reference to Exhibit 4.30 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.31
Share Purchase Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis (incorporated herein by reference to Exhibit 4.57 to the registrant’s annual report on Form 20-F filed with the Commission on April 21, 2015)

10.32
Registration Rights Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis (incorporated herein by reference to Exhibit 4.58 to the registrant’s annual report on Form 20-F filed with the Commission on April 21, 2015)

10.33
Form of Class A Warrant Agreement by and between Continental Stock Transfer & Trust Company and the registrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1/A filed with the Commission on December 6, 2016).

10.34
Form of Class B Warrant Agreement by and between Continental Stock Transfer & Trust Company and the registrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1/A filed with the Commission on May 2, 2019).

10.35	Form of Class B Warrant Certificate (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1/A filed with the Commission on May 2, 2019).

10.36
Revolving Convertible Note dated September 7, 2015 of the registrant to Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 29, 2015)

10.37
First Amendment dated December 1, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on December 29, 2015)

10.38
Second Amendment dated December 14, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on December 29, 2015)

10.39
Third Amendment dated January 27, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on February 11, 2016)

10.40
Fourth Amendment dated March 7, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on March 14, 2016)

10.41
Fifth Amendment dated April 21, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit 10.1 to the registrant’s report on Form 6-K furnished with the Commission on August 5, 2016)

Exhibit Number	Description
10.42
Sixth Amendment dated May 17, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit 10.2 to the registrant’s report on Form 6-K furnished with the Commission on August 5, 2016)

10.43
Seventh Amendment dated June 16, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit 10.3 to the registrant’s report on Form 6-K furnished with the Commission on August 5, 2016)

10.44
Eighth Amendment dated March 28, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on April 7, 2017)

10.45
Mutual Consent dated September 8, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit 10.34 to the registrant’s registration statement on Form F-1 filed with the Commission on October 20, 2017)

10.46
Ninth Amendment dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017)

10.47
Tenth Amendment dated September 1, 2018 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit 10.41 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.48
Eleventh Amendment dated March 26, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit 10.48 to the registrant’s registration statement on Form F-1/A filed with the Commission on April 5, 2019)

10.49
Twelfth Amendment dated May 29, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Note dated September 7, 2015 (incorporated herein by reference to Exhibit 4.51 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.50
Amended and Restated Facility Agreement dated November 22, 2018 between Premier Marine Co., Fellow Shipping Co., the registrant and UniCredit Bank AG with respect to the Facility Agreement dated September 11, 2015 (incorporated herein by reference to Exhibit 4.53 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.51
Supplemental Agreement dated July 3, 2019 between Premier Marine Co., Fellow Shipping Co., the registrant and UniCredit Bank AG with respect to the Facility Agreement dated September 11, 2015 (incorporated herein by reference to Exhibit 4.53 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.52
Loan Agreement dated November 4, 2015 between Squire Ocean Navigation Co. and Alpha Bank A.E. (incorporated herein by reference to Exhibit 4.40 to the registrant’s annual report on Form 20-F filed with the Commission on April 20, 2016)

Exhibit Number	Description

10.53
First Supplemental Agreement dated July 28, 2016 between Alpha Bank A.E. and Squire Ocean Navigation Co. with respect to the Loan Agreement dated November 4, 2015 (incorporated herein by reference to Exhibit 10.48 to the registrant’s registration statement on Form F-1 filed with the Commission on October 28, 2016)

10.54
Second Supplemental Agreement dated June 29, 2018 between Alpha Bank A.E., Squire Ocean Navigation Co. and Leader Shipping Co. with respect to the Loan Agreement dated November 4, 2015 (incorporated herein by reference to Exhibit 10.51 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.55
Third Supplemental Agreement dated July 1, 2019 between Alpha Bank A.E., Squire Ocean Navigation Co. and Leader Shipping Co. with respect to the Loan Agreement dated November 4, 2015 (incorporated herein by reference to Exhibit 4.57 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.56	Fourth Supplemental Agreement dated March 31, 2020, between Alpha Bank A.E., Squire Ocean Navigation Co. and Leader Shipping Co. with respect to the Loan Agreement dated November 4, 2015*

10.57
Amended and Restated Loan Agreement dated February 13, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Facility Agreement dated November 28, 2016 (incorporated herein by reference to Exhibit 4.59 to the registrant’s annual report on Form 20-F filed with the Commission March 25, 2019)

10.58
Supplemental Letter dated May 29, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Loan Agreement dated February 13, 2019 (incorporated herein by reference to Exhibit 4.59 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.59
Amended and Restated Loan Agreement dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Facility Agreement dated May 24, 2017 (incorporated herein by reference to Exhibit 10.60 to the registrant’s registration statement on Form F-1 filed with the Commission on October 20, 2017)

10.60
Supplemental Agreement dated February 13, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Loan Agreement dated September 27, 2017 (incorporated herein by reference to Exhibit 4.67 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.61
Supplemental Letter dated May 29, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Amended and Restated Loan Agreement dated September 27, 2017 (incorporated herein by reference to Exhibit 4.62 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

Exhibit Number	Description
10.62
Convertible Note dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017)

10.63
Registration Rights Agreement dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017)

10.64
Amendment to Convertible Note dated February 13, 2019, between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated September 27, 2017 (incorporated herein by reference to Exhibit 4.69 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.65
Second Amendment dated May 29, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Note dated September 27, 2017 (incorporated herein by reference to Exhibit 4.66 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.66
Bareboat Charterparty dated June 28, 2018 between Knight Ocean Navigation Co. and Hanchen Limited (incorporated herein by reference to Exhibit 10.82 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.67
Guarantee dated June 28, 2018 between the registrant and Hanchen Limited (incorporated herein by reference to Exhibit 4.77 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.68
On Demand Guarantee dated September 14, 2018 by the registrant in favor of Uniper Global Commodities SE in respect of the charterparty for the Partnership (incorporated herein by reference to Exhibit 10.87 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.69
On Demand Guarantee dated September 14, 2018 by the registrant in favor of Uniper Global Commodities SE in respect of the charterparty for the Lordship (incorporated herein by reference to Exhibit 10.88 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.70
Sale and Purchase Agreement dated September 19, 2018 between Seanergy Management Corp. and Hyundai Materials Corporation (incorporated herein by reference to Exhibit 10.89 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.71
Addendum No. 1 to Sale and Purchase Agreement dated September 28, 2018 between Seanergy Management Corp. and Hyundai Materials Corporation in respect of the Sale and Purchase Agreement dated September 19, 2018 (incorporated herein by reference to Exhibit 10.90 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

10.72
Bareboat Charter Agreement dated November 7, 2018 between Cargill International SA and Champion Marine Co. for the Championship (incorporated herein by reference to Exhibit 4.92 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.73
Sale and Purchase Agreement dated September 28, 2018 between Champion Marine Co. and Hyundai Materials Corporation (incorporated herein by reference to Exhibit 10.96 to the registrant’s registration statement on Form F-1 filed with the Commission on November 8, 2018)

Exhibit Number	Description
10.74
Registration Rights Agreement dated November 7, 2018 between the registrant and Cargill International SA (incorporated herein by reference to Exhibit 4.93 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.75
Guarantee and Indemnity dated November 7, 2018 between the registrant and Cargill International SA (incorporated herein by reference to Exhibit 4.94 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.76
Loan Agreement dated February 13, 2019 between Partner Shipping Co. Limited, the registrant, and Amsterdam Trade Bank N.V. (incorporated herein by reference to Exhibit 4.95 to the registrant’s annual report on Form 20-F filed with the Commission on March 25, 2019)

10.77
Supplemental Agreement dated June 13, 2019 between Partner Shipping Co. Limited, the registrant, and Amsterdam Trade Bank N.V. with respect to the Loan Agreement dated February 13, 2019 (incorporated herein by reference to Exhibit 4.83 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.78
Supplemental Letter dated August 21, 2019 between Partner Shipping Co. Limited, the registrant, and Amsterdam Trade Bank N.V. with respect to the Loan Agreement dated February 13, 2019 (incorporated herein by reference to Exhibit 4.84 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.79
Loan Agreement dated March 26, 2019 between the registrant and Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit 10.99 to the registrant’s registration statement on
Form F-1/A filed with the Commission on April 5, 2019)

10.80
Supplemental Letter dated May 29, 2019 between the registrant and Jelco Delta Holding Corp. with respect to the Loan Agreement dated March 26, 2019 (incorporated herein by reference to Exhibit 4.86 to the registrant’s annual report on Form 20-F filed with the Commission on March 5, 2020)

10.81
Loan Agreement dated July 15, 2020 between the registrant, Sea Genius Shipping Co., Sea Glorius Shipping Co., the financial institutions listed in Part B of Schedule 1 thereto, Lucid Trustee Services Limited and Lucid Agency Services Limited *

10.82
Amended and Restated Loan Agreement dated July 15, 2020 between the registrant, Lord Ocean Navigation Co., Emperor Holding Ltd., the financial institutions listed in Part B of Schedule 1 thereto, Lucid Trustee Services Limited and Lucid Agency Services Limited with respect to the Loan Agreement dated June 11, 2018 *

10.83
Securities Purchase Agreement by and between the registrant and Jelco Delta Holding Corp. dated May 9, 2019 (incorporated herein by reference to Exhibit 4.4 to the registrant’s report on Form 6-K furnished with the Commission on May 17, 2019)

10.84
Registration Rights Agreement by and between the registrant and Jelco Delta Holding Corp. dated May 9, 2019 (incorporated herein by reference to Exhibit 4.5 to the registrant’s report on Form 6-K furnished with the Commission on May 17, 2019)

10.85
Class D Warrant Agreement by and between Continental Stock Transfer & Trust Company and the registrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s report on Form 6-K furnished with the Commission on April 3, 2020).

Exhibit Number	Description
10.86	Form of Class D Warrant Certificate (incorporated herein by reference to Exhibit 4.2 to the registrant’s report on Form 6-K furnished with the Commission on April 3, 2020).

10.87	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s report on Form 6-K furnished with the Commission on April 3, 2020).

10.88	Form of Representative’s Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s report on Form 6-K furnished with the Commission on May 17, 2019).

10.89	Form of Representative’s Warrant (incorporated herein by reference to Exhibit 4.4 to the registrant’s report on Form 6-K furnished with the Commission on April 3, 2020).

10.90
Form of Class E Warrant Agency Agreement to be entered into between the registrant and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the registrant’s report on Form 6-K furnished to the Commission on August 19, 2020).

10.91	Form of Class E Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s report on Form 6-K furnished to the Commission on August 19, 2020).

10.92
Securities Purchase Agreement dated as of December 30, 2020 between the registrant and Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit 99.2 to the registrant’s report on Form 6-K furnished with the Commission on January 15, 2021).

10.93
Omnibus Supplemental Agreement relating to convertible notes dated as of December 31, 2020 between the registrant, Partner Shipping Co. Limited, Emperor Holding Ltd. and Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit 99.7 to the registrant’s report on Form 6-K furnished with the Commission on January 15, 2021).

10.94
Omnibus Supplemental Agreement relating to loan facilities dated as of December 31, 2020 between the registrant, Partner Shipping Co. Limited, Emperor Holding Ltd. and Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit 99.6 to the registrant’s report on Form 6-K furnished with the Commission on January 15, 2021).

10.95
Form of Warrant issued by the registrant to Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit 99.4 to the registrant’s report on Form 6-K furnished with the Commission on January 15, 2021).

10.96
Form of Pre-Funded Warrant issued by the registrant to Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit 99.5 to the registrant’s report on Form 6-K furnished with the Commission on January 15, 2021).

10.97
Registration Rights Agreement dated as of December 31, 2020 between the registrant and Jelco Delta Holding Corp. (incorporated herein by reference to Exhibit 99.3 to the registrant’s report on Form 6-K furnished with the Commission on January 15, 2021).

10.98	Supplemental Agreement dated February 8, 2021 between Premier Marine Co., Fellow Shipping Co., the registrant and UniCredit Bank AG with respect to the Facility Agreement dated September 11, 2015*

10.99	Second Supplemental Agreement dated February 12, 2021 between Partner Shipping Co. Limited, the registrant, and Amsterdam Trade Bank N.V. with respect to the Loan Agreement dated February 13, 2019*

Exhibit Number	Description
21.1	List of Subsidiaries*

23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

23.2	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included in the signature pages hereto)*
*	Filed herewith
†
To be filed either as an amendment to this Registration Statement or as an exhibit to a report of the Registrant filed pursuant to the Exchange Act and incorporated by reference into this Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on February 19, 2021.
SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stamatios Tsantanis and Will Vogel his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 19, 2021 in the capacities indicated.
Signature	Title
/s/ Stamatios Tsantanis	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Stamatios Tsantanis

/s/ Stavros Gyftakis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Stavros Gyftakis

/s/ Christina Anagnostara	Director
Christina Anagnostara

/s/ Dimitrios Anagnostopoulos	Director
Dimitrios Anagnostopoulos

/s/ Elias Culucundis	Director
Elias Culucundis

/s/ Ioannis Kartsonas	Director
Ioannis Kartsonas

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on February 19, 2021.
PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director